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                                                                    EXHIBIT 99.1


                    WORLD AIRWAYS ACHIEVES MAJOR MILESTONES


Tuesday December 30, 4:05 pm ET

         - CLOSES $30.0 MILLION TERM LOAN SUPPORTED BY $27.0 MILLION FEDERAL GUARANTEE

         -        RESTRUCTURES CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

         -        TERMINATES WELLS FARGO FOOTHILL, INC. CREDIT FACILITY

PEACHTREE CITY, Ga., Dec. 30 /PRNewswire-FirstCall/ -- World Airways, Inc. (Nasdaq: WLDA - News) today announced that it has obtained final approval from the Air Transportation Stabilization Board (ATSB) for a $27.0 million federal loan guarantee in support of a $30.0 million term loan. The full loan was funded today. Simultaneously, World Airways has terminated its existing credit facility with Wells Fargo Foothill, Inc. The Company will use the balance of the loan proceeds for working capital purposes.

In connection with the closing of the ATSB federal loan guarantee, the Company issued $25.5 million aggregate principal amount of new 8.0% Convertible Senior Subordinated Debentures due 2009 in exchange for $22.5 million aggregate principal amount of its outstanding 8.0% Convertible Senior Subordinated Debentures due 2004 and $3 million in cash. The Company also called for redemption the remainder, or $18 million aggregate principal amount, of its outstanding existing debentures, and notified the holders that these debentures will be redeemed on January 28, 2004.

As noted in the Company's 10-Q Report filed November 14, 2003, World Airways will be taking an adjustment to record a non-cash loss on debt extinguishment. The charge is the difference between the fair market value of the new debentures and the carrying amount of the old debentures extinguished. The charge, which will be taken in the fourth quarter of 2003, is approximately $4 million.

World Airways issued to the ATSB warrants to purchase common stock as additional compensation for the federal loan guarantee. These warrants represent in aggregate 10% of the outstanding shares of the Company's common stock and 10% of the number of shares underlying certain convertible securities and outstanding warrants.

Hollis Harris, chairman and CEO of World Airways, said, "The ATSB loan represents an important milestone for World Airways, as we continue to strengthen our balance sheet and improve our operating performance. The financial stability provided by this federally guaranteed financing will allow us to continue to build on the positive momentum we have seen in 2003."

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He added, "We thank the ATSB for its flexibility and support this past year, as we've worked to close this loan. We look forward to working with the new lenders in building a strong financial future for the Company."

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at www.worldairways.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]